LightPath Technologies, Inc. 8-K

Exhibit 14.1

LIGHTPATH TECHNOLOGIES, INC.

Code of Business Conduct and Ethics

LightPath Technologies, Inc. (the “Company”) is committed to conducting its business in compliance with all applicable laws, rules, and regulations and in accordance with the highest ethical standards. Accordingly, the Board of Directors has adopted this Code of Ethics and Business Conduct (this “Code”) in order to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	promote compliance with applicable governmental laws, rules, and regulations;

•	promote the protection of Company assets, including corporate opportunities and confidential information;

•	promote fair dealing practices;

•	deter wrongdoing; and

•	ensure accountability for adherence to this Code.

1. Compliance. This Code applies to all employees, officers, and directors of the Company. Compliance with this Code is, first and foremost, the individual responsibility of each employee, officer, and director. All employees, officers, and directors are required to be familiar with this Code, comply with its provisions, and report any suspected violations in accordance with the procedures set forth in this Code.

2. Conflicts of Interest. In carrying out their responsibilities, all employees, officers, and directors have a duty to always act in the best interests of the Company and its stockholders. An employee, officer, or director may be unable to fulfill this duty if a conflict exists between his or her personal interests and the interests of the Company. Generally, a conflict of interest can arise whenever the personal interests of an employee, officer, or director (or the interest of one of their Family Members) interferes with, or even appears to interfere with, or is adverse to, or even appears to be adverse to, the interests of the Company. A conflict of interest can arise when an employee, officer, or director (or his or her Family Member) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. A conflict of interest also arises when an employee, officer, or director (or his or her Family Member) receives improper personal benefits as a result of his or her position in the Company. For purposes of this Code, a “Family Member” means a person’s spouse, parents, children, siblings, whether by blood, marriage, or adoption, and anyone residing in such person’s home.

While it is not possible to list all of the situations that could present a conflict of interest, some examples include:

•	ownership of a material financial interest in any business or other enterprise that does business (whether as a supplier, customer, or otherwise), or is seeking to do business, with the Company;

•	serving as a director, officer, or partner of, or in any other managerial role with respect to, or as a consultant to, any business or other enterprise that does business (whether as a supplier, customer, or otherwise), or is seeking to do business, with the Company;

•	ownership of a material financial interest in, or serving as a director, officer, or partner of, or in any other managerial role with respect to, or as a consultant to, any competitor of the Company;

•	acting as a broker, finder, or other intermediary in any transaction involving the Company;

•	any situation where the employee, officer, or director will receive any payment of money, services, loan, guarantee, or any other personal benefits from within the Company or a third party in anticipation of or as a result of any transaction or business relationship between the Company and a third party;

•	ownership of a material financial interest in any business or other enterprise that does business (whether as a supplier, customer, or otherwise), or is seeking to do business, with any competitor of the Company; or

•	taking a public position or making public statements contrary to the best interests of the Company or that could result in embarrassment to the Company.

All employees and officers are encouraged to avoid relationships that have the potential for creating an actual or apparent conflict of interest. Employees and officers must be free of any conflict of interest whenever they act on behalf of the Company, including engaging in negotiations or recommending or approving a transaction, arrangement, or relationship with an existing or potential customer, supplier, lender, or investor. Any officer who has a conflict of interest with respect to any matter is required to make prompt and full disclosure of the matter to the Chief Executive Officer or, in the case of the Chief Executive Officer, to the Chairman of the Audit Committee. All other employees are required to make prompt and full disclosure of any conflict of interest to his or her immediate supervisor, who shall then make prompt and full disclosure of the matter to the Chief Executive Officer. No employee or officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and avoid any appearance of impropriety.

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Directors are required to disclose any conflict of interest to the Chairman of the Audit Committee and to refrain from voting on any matter(s) in which they have a conflict of interest.

Any other employee who has a question as to whether a situation or relationship might constitute a conflict of interest is required to consult with his or her immediate supervisor, who should then consult with the Chief Executive Officer. Any officer who has a question as to whether a given situation or relationship might represent a conflict of interest is required to consult with the Chief Executive Officer. Any director who has a question as to whether a situation or relationship might constitute a conflict of interest is required to consult with the Chairman of the Audit Committee.

3. Honest and Ethical Conduct. The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each employee, officer, and director must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of his or her employment with, or service to, the Company.

4. Corporate Opportunities. All employees, officers, and directors owe a duty to the Company to advance its interests when the opportunity arises. Without the prior consent of the Board of Directors, employees, officers, and directors are prohibited from: (a) taking for themselves personally (or for the benefit of friends or Family Members) opportunities that are discovered through the use of Company assets, property, information, or through their position with the Company; (b) using Company assets, property, information, or position for personal gain; or (c) engaging in any business in competition with the Company.

5. Confidentiality. Employees, officers, and directors are required to maintain the confidentiality of, and not use for personal benefit, confidential information entrusted to them by the Company, by its customers, suppliers, or partners, or otherwise acquired in the course of their employment by, or service to, the Company, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all information protected by law or by an agreement between the Company and a third party, as well as other non-public information that, if disclosed, might be harmful to the Company or useful to competitors, including, but not limited to:

•	trade secrets and other proprietary technical information or data;

•	undisclosed financial and accounting information;

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•	strategic information concerning current and future business plans;

•	pricing information;

•	customer records;

•	employee personnel records (e.g., job applications, resumes, performance evaluations and records, compensation information, notices regarding performance, termination notices, etc.); and

•	research information and records.

6. Protection and Proper Use of Company Assets. Proper protection and use of Company assets is the responsibility of each employee, officer, and director. Employees, officers, and directors are required to promote the efficient use of Company assets and to take appropriate security measures to safeguard physical property and other assets against unauthorized use or removal, as well as against loss by wrongful acts or negligence. Employees, officers, and directors may use Company property only for legitimate business purposes or as authorized by the Chairman of the Board of Directors or the Chairman of the Audit Committee. The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes, but is not limited to, intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records, and any non-public financial data or reports.

7. Fair Dealing. Each employee, officer, and director must deal fairly with the Company’s directors, employees, customers, suppliers, partners, service providers, competitors, and anyone else with whom he or she has contact in the course of his or her employment with, or service, to the Company. No employee, officer, or director may take unfair advantage of any such persons through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair dealing practices.

8. Compliance. Each employee, officer, and director is expected to understand and comply with both the letter and spirit of all applicable laws, rules, and regulations and with all Company policies and procedures that apply to matters for which he or she is responsible. Any employee, officer, or director who is uncertain as to the meaning or interpretation of any law, rule, regulation, policy, or procedure, or its application to his or her responsibilities, is expected to seek advice from a supervisor, manager, or other appropriate Company official, in the case of an employee or officer, or from the Chairman of the Audit Committee, in the case of a director.

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9. Insider Trading. No employee, officer, or director may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any employee, officer, or director purchase or sell another company’s securities while in possession of material non-public information regarding that company. All employees, officers, and directors are required to adhere to the Company’s policy entitled Guide for Trading in Securities by Employees, Officers, and Directors, which governs trading by employees, officers, and directors in the Company’s stock.

10. Disclosure.

(a)	Obligations of the Company. As a public company, the Company has a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations. It is the Company’s policy to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules, and regulations. Further, it is the Company’s policy to promote full, fair, accurate, timely, and understandable disclosure in all of the Company’s reports required to be filed with or submitted to the SEC, as required by applicable laws, rules, and regulations then in effect, and in other public communications made by the Company.

(b)	Obligations of Employees, Officers, and Directors. All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. Each employee, officer, and director who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must (i) ensure that the Company’s books, records, and accounts are accurately maintained, (ii) cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and legal counsel, and (iii) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely, and understandable disclosure.

(c)	Disclosure Controls and Internal Controls Over Financial Reporting. Each employee, officer, and director who is involved in the Company’s disclosure process must be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting.

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11. Gifts.

(a)	Improper Payments and Gifts to Third Parties. Except for permitted gifts (as described below), neither the Company nor any employee, officer, or director shall, either directly or indirectly, authorize or make any payment or gift of money or any other thing of value (including materials, equipment, facilities, or services) to any (i) current or prospective customer, supplier, or competitor of the Company or to government officials or (ii) any director, officer, employee, partner, stockholder, or owner of a current or prospective customer, supplier, or competitor, if the purpose of the payment or the gift is to induce the current or prospective customer, supplier, competitor, or government official improperly to grant or convey any benefit to, or forgo any claim against, the Company or any of its employees, officers, or directors, or otherwise to influence a business or other decision of the current or prospective customer, supplier, competitor, or government official.

(b)	Permitted Gifts. An employee, officer, or director may make gifts, generally in the form of meals, entertainment, or specialty advertising items to the Company’s customers, suppliers, or other third parties engaged, or that may become engaged, in business with the Company if the gift meets all of the following criteria: (i) it is consistent with customary business practices; (ii) it is not for an improper purpose; (iii) it is not in contravention of any applicable laws, rules, regulations, or ethical standards; and (iv) public disclosure of the full details of the gift would not cause embarrassment to the Company.

(c)	Acceptance of Gifts or Other Personal Benefits. No employee, officer, or director shall solicit from any supplier, customer, or other person doing business, or seeking to do business, with the Company any gift of money, products, or services, gratuity, loans, or guarantees, or other personal benefits of any kind. An employee, officer, or director, including their Family Members, may accept an unsolicited gift or gratuity of nominal value or reasonable business entertainment (including recreation and attendance of sporting or cultural events) if the gift or gratuity meets all of the following criteria: (i) it does not go beyond common courtesies usually associated with accepted business practices; (ii) it does not interfere with the recipient’s independence or judgment in carrying out his or her responsibilities on behalf of the Company; and (iii) public disclosure of the full details of the gift or gratuity would not cause embarrassment to the Company. Any gifts or gratuities that do not meet these requirements must to the extent possible be returned.

12. Where to Find This Code. A copy of this Code shall be furnished to each employee, officer, and director of the Company and shall be posted on the Company’s website.

13. Reporting Violations. Any employee, officer, and director who has knowledge of a violation by any employee, officer, or director of any law, rule, or regulation or of this Code, or suspects that such a violation has occurred, is required to report the matter to the Chairman of the Audit Committee or the Chairman of the Board of Directors. All valid concerns will be investigated under the direction of the Chairman of the Audit Committee.

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The Company will make every effort, within the limits allowed by law, to keep confidential the identity of anyone requesting guidance or reporting a violation or suspected violation; however, it may not be possible to maintain such confidentiality of the reported person or the reported information if (a) disclosure is necessary to enable the Company or law enforcement officials to investigate the matter; (b) disclosure is required by law; or (c) the person accused of a violation is entitled to the information as a matter of legal right. All employees, officers, and directors are expected to cooperate, to the extent requested, in any investigation of any violation of any law, rule or regulation or this Code.

14. Prohibition on Retaliation. No adverse action will be taken against any person who in good faith reports a violation, or a suspected violation, by the Company, or any employee, officer, or director of any law, rule, or regulation or this Code. Any such retaliation is also a violation of this Code and will be grounds for disciplinary action against the person or persons who engage in retaliation. Any employee, officer, or director who believes that he or she has been retaliated against may file a complaint with the Chairman of the Audit Committee, who shall be responsible for overseeing the investigation of the matter.

15. Enforcement of this Code. If, after investigating a report of an alleged violation of any law, rule, or regulation, or this Code, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee shall report such determination to the Board of Directors. Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reprimand, probation, suspension, reduction in salary, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

16. Amendments and Waivers. The Board of Directors must approve any amendment to this Code. Any waiver of this Code requires the approval of the Board of Directors, and, in the case of an officer or director, must be promptly disclosed to the Company’s stockholders within four (4) business days of such determination in accordance with the rules of the SEC and NASDAQ.

Adopted by the Board of Directors on April 28, 2016.

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Acknowledgement of Receipt and Review

I, __________________________, acknowledge that I have received and read a copy of LightPath Technologies, Inc. Code of Business Conduct and Ethics (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the appropriate person as specified in the Code if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

Name:
Date:

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